Press Release
Hilb Rogal & Hobbs Company 4951 Lake Brook Drive Glen Allen, Virginia 23060-9272	Contact: Liz Cougot Phone: (804) 747-6500 Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

July 20, 2004

HILB ROGAL & HOBBS ANNOUNCES APPOINTMENT OF

WARREN M. THOMPSON TO BOARD

RICHMOND, VA—Hilb Rogal & Hobbs Company (NYSE:HRH), the world’s eighth largest insurance and risk management intermediary, announced today that its board of directors has appointed Warren M. Thompson to its board of directors effective immediately.

Thompson is founder and chairman of Herndon, Virginia-based Thompson Hospitality Corporation, a food service company that owns and operates restaurants, and contract food services.

Thompson has a B.A. in Managerial Economics from Hampden-Sydney College and an M.B.A. from the University of Virginia’s Colgate Darden Graduate School of Business Administration.  In 1992, he established Thompson Hospitality Corporation, a company which primarily owned and operated restaurants.  Within five years, the company transitioned its main focus to contract food service.  Today, Thompson Hospitality Corporation, along with its subsidiary, employs over 2,500 associates and operates in 40 states and four foreign countries.  Thompson serves on the board of directors of several corporations, universities, economic, arts and civic organizations including:  Compass Group North America, Pepsi-Cola African American Advisory Board and National Black MBA Association, to name a few.  He also served eight years on the board of the University of Virginia Darden Graduate School of Business and was recently appointed by Governor Mark Warner to the University of Virginia’s Board of Visitors.

Martin L. Vaughan, III, chairman and chief executive officer of Hilb Rogal and Hobbs, commented, “With more than 20 years of experience and success, including establishing and growing Thompson Hospitality into a major hospitality company, we are confident that Warren will bring a valuable and unique perspective to our board of directors.  We welcome Warren and look forward to a long and rewarding relationship.”

Hilb Rogal & Hobbs Company is the nation’s seventh largest insurance and risk management intermediary.  With offices located throughout the United States, HRH assists clients in managing their risks in areas such as property and casualty, employee benefits and many other areas of specialized exposure.  The company is traded on the New York Stock Exchange, symbol HRH, and is ranked the eighth largest insurance and risk management intermediary in the world. Additional information about HRH may be found at www.hrh.com.

- - END - -